Exhibit 2.3

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LEGION M ENTERTAINMENT, INC.”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF JULY, A.D. 2022, AT 1:52 O’CLOCK P.M.

5980700 8100	Authentication: 203945597
SR# 20223000205	Date: 07-18-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:52 PM07/15/2022
FILED 01:52 PM 07/15/2022
SR 20223000205 - File Number 5980700

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEGION M ENTERTAINMENT, INC.,

a Delaware Corporation

(Pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware)

Legion M Entertainment, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

The original Certificate of Incorporation of Legion M Entertainment, Inc. was filed with the Secretary of State of the State of Delaware on March 4, 2016.

I. Article IV of the Amended and Restated Certificate of lncorporation of Legion M Entertainment, Inc., as amended to date, is hereby amended as follows:

“The total number of shares of stock that the corporation shall have authority to issue is Two Hundred Million (200,000,000), with a par value of $0.0001 per share. One Hundred Seventy Million (170,000,000) shares of the authorized Common Stock of the Corporation are hereby designated “Class A Common Stock” and Thirty Million (30,000,000) shares of authorized Common Stock of the Corporation are hereby designated “Class B Common Stock.’’

Each holder of Class B Common Stock shall be entitled to Ten (10) votes per share of Class B Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provide by law. Except as expressly provided by this Amended Certificate or as provided by law, the holders of shares of Class B Common Stock shall at all times vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote of for the consent of the stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders or shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law of the State of Delaware.

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a 10-for-l forward stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof occur (the “Forward Stock Split”). The par value of the Common Stock shall remain $0.0001 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Forward Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Forward Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board.

All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.’’

This Amendment to the Amended and Restated Certificate of Incorporation of Legion M Entertainment, Inc. as amended to date, has been duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, Legion M Entertainment, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 11th day of July, 2022.

LEGION M ENTERTAINMENT, INC.

By:	/s/ Paul M. Scanlan
	Name:	Paul M. Scanlan
	Title:	Chief Executive Officer